UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STEC, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a press release issued by STEC, Inc. (“STEC”) on March 14, 2013. The press release was also posted to the “Investor Relations/News (Financial and Press)” section of STEC’s website, www.stec-inc.com.

STEC Responds to Balch Hill and Potomac Capital’s

Open Letter to STEC’s Shareholders

SANTA ANA, Calif., March 14, 2013 (GLOBE NEWSWIRE) – STEC, Inc. (NASDAQ: STEC), a leading global provider of solid-state storage solutions, today confirmed that settlement discussions to avert a proxy contest with Balch Hill and Potomac Capital have broken down, as noted in an open letter they sent to STEC shareholders.

“STEC has gone to great lengths to offer a reasonable compromise to the two parties, which would have included giving them a meaningful presence on our Board allowing a constructive and collaborative path forward,” said Kevin C. Daly, Ph.D., chairman of STEC’s Board of Directors. “We are disappointed that the dissidents have decided to pursue this wasteful course of action. The Board and management team remain fully committed to creating value for all shareholders, and that remains our focus.”

The date for the 2013 Annual Meeting has not yet been announced.

About STEC, Inc.

STEC, Inc. is a leading provider of enterprise-class, solid-state storage solutions designed for the ever-growing performance, reliability and endurance requirements of today’s advanced data centers. The industry’s first company to deploy solid-state drives (SSDs) into large-scale enterprise environments, STEC offers the industry’s widest range of solid-state storage solutions, which protect critical information for major business and government organizations worldwide. Headquartered in Santa Ana, California, STEC also serves the embedded and military/aerospace markets with SSDs for industrial and rugged environments. For more information, visit www.stec-inc.com.

For information about STEC and to subscribe to STEC’s “Email Alerts” service, please visit STEC’s web site at www.stec-inc.com, click on the blue “Investors” tab at the top of the home page and then click “Email Alerts.”

STEC and the STEC logo are either registered trademarks or trademarks of STEC, Inc. in the United States and certain other countries. All other trademarks or brand names referred to herein are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning or related to matters to be presented at STEC’s 2013 annual meeting of shareholders. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Although STEC believes that the forward-looking statements contained in this release are reasonable, it can give no assurance that its expectations will be fulfilled. Additional important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by STEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief, or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. Except as required by law, STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof, or to reflect the occurrence of unanticipated events.

Additional Information

STEC will prepare and file a proxy statement in connection with its 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). When completed, a proxy statement and a form of proxy will be mailed to shareholders. STEC’s shareholders are urged to read the proxy statement when available because it will contain important information. Once filed with the SEC, a copy of the proxy statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov and a copy may be obtained without charge upon request (by mail or telephone) to STEC, Inc., Attn: Corporate Secretary, 3001 Daimler Street, Santa Ana, California 92705-5812, telephone: (949) 476-1180, or from the “Investor Relations” section of STEC’s website, www.stec-inc.com.

STEC and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the election of directors at the 2013 Annual Meeting. Information regarding STEC’s directors and executive officers, including their ownership of STEC common stock, can be found in STEC’s 2012 Annual Meeting proxy statement filed with the SEC on April 3, 2012. Shareholders will be able to obtain additional information regarding STEC’s directors and executive officers, including their interests, by reading STEC’s 2013 Annual Meeting proxy statement and other relevant documents, when filed with the SEC.

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CONTACTS:

Mitch Gellman

Vice President of Investor Relations

STEC, Inc.

(949) 260-8328

ir@stec-inc.com

Jerry Steach

Director, Public Relations

STEC, Inc.

(415) 222-9996

jsteach@stec-inc.com